Exhibit 99.1

Kimco Realty Corporation Announces First Quarter 2009 FFO In Line With Consensus

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--April 30, 2009--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter ended March 31, 2009.

Net income available to common shareholders was $26.6 million for first quarter of 2009 or $0.10 per diluted share compared to $86.6 million or $0.34 per diluted share for the first quarter of 2008. The change in net income is related to a reduction in transaction-related income of approximately $46 million and miscellaneous income of $10 million, foreign currency loss of $9 million, an increase in depreciation of $8 million and an increase in payroll related expense of $5 million reflecting lower capitalized costs and severance. The reductions in net income are partially offset by a reduction in tax expense of $11 million and a reduction in interest expense of $7 million.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $117.8 million for the first quarter 2009 compared to $164.4 million in the same period a year ago. FFO per diluted share were $0.43 for the first quarter of 2009 compared to $0.64 in the first quarter of 2008. A reconciliation of net income to FFO is provided in the attached tables.

Highlights

  Ended the quarter with occupancy of 92.6 percent in its shopping center portfolio;
  Executed 477 leases totaling over 2.6 million square feet in the U.S., a more than 30 percent increase on a square footage basis over the same period in the prior year;
  Reported increases in leasing spreads of 10.6 percent and 3.5 percent on new and renewal leases, respectively;
  In the consolidated portfolio, obtained approximately $212 million in secured debt commitments and currently negotiating term sheets for an additional $246 million;
  For the joint venture programs, closed $106 million in secured debt and currently negotiating term sheets for an additional $211 million;
  Subsequent to quarter close, completed public common equity offering of 105.2 million shares resulting in net proceeds of approximately $718 million;
  Closed a new $220 million unsecured term loan in April; and
  Currently maintain access to approximately $1.6 billion in immediate liquidity.

Capital Structure and Dividend

Since the beginning of the year, the company obtained approximately $212 million in secured debt commitments for the consolidated portfolio. These commitments were sourced from five different lenders for the financing of six individual properties. These loans are expected to have maturities ranging from three to 15 years with interest rates ranging from 5.95% to 7.625%. In addition, the company has received term sheets for financing secured by 17 properties that are expected to generate proceeds of approximately $246 million.

Additionally in the first quarter of 2009, the company repaid $130 million of its medium term notes that bore interest at 6.875%.

In the joint venture programs, mortgage financing totaling $106 million for six properties were closed; term sheets totaling $211 million are under negotiation and extensions for $135 million were obtained.

Subsequent to quarter close, the company (i) completed an equity offering of 105.2 million shares of common stock priced at $7.10 which resulted in net proceeds of approximately $718.0 million, and (ii) closed on a new $220.0 million unsecured term loan with a consortium of 12 banks including one new bank. The loan, which bears interest at an annual rate of LIBOR (subject to a 2.00% LIBOR floor) plus 465 basis points, will mature in April 2011. Proceeds from these capital transactions were used to repay outstanding amounts under the company’s unsecured U.S. revolving credit facility. As a result of these repayments, the company maintains access to approximately $1.6 billion of immediate liquidity under its U.S. revolving credit facility ($1.5 billion) and its Canadian revolving credit facility (CAD$250 million). These facilities have initial maturity dates in 2011, with one year extension options.

Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets, and considering the dividend requirements for the increased number of shares outstanding, the Board of Directors declared a regular quarterly cash dividend of $0.06 per common share in line with previous guidance. The dividend is payable on July 15, 2009 to shareholders of record on July 6, 2009, representing an ex-dividend date of July 1, 2009. Including prior dividends paid of $0.44 each in January and April, dividends declared year-to-date total $0.94 per common share. The company expects to pay a regular quarterly cash dividend of $0.06 per common share for the fourth quarter of 2009, subject to approval by the Board of Directors, which would bring total dividends paid for 2009 to $1.00 per common share.

Strategic Re-Alignment

Kimco’s vision is to be the premier owner and operator of retail shopping centers. This will entail a shift away from certain non-strategic assets that the company currently holds. These investments include non-retail preferred equity investments, marketable securities, mortgages on non-retail properties, several urban mixed-uses properties, as well as its joint venture investments from the former Kimco Select business. Kimco’s core business operations will focus on owning and operating neighborhood and community shopping centers through equity investments in North America. The Company intends that the capital structure to support this business will be targeted at conservative levels with leverage ratios more in line with historical averages.

Core Business Operations

Shopping Center Portfolio

Kimco’s shopping center portfolio includes 921 operating properties, comprised of 814 assets in the United States and Puerto Rico, 51 in Canada, 47 in Mexico and nine in Chile, as well as 21 development properties, consisting of five assets in the United States, 10 in Mexico and six in South America.

For the quarter ended March 31, 2009, the company executed a total of 569 leases totaling 2.8 million square feet in its shopping center holdings. These comprised 202 new leases for 680,000 square feet and 367 lease renewals for 2.1 million square feet. Occupancy for the shopping center portfolio in its entirety was 92.6 percent and same-property NOI declined by 50 basis points from the same period last year.

In the U.S. portfolio, the company executed 477 leases in the first quarter, representing a 30 percent increase on a square foot basis from the first quarter of 2008. Kimco signed 161 new leases for 543,000 million square feet and 316 lease renewals for 2.1 million square feet. On new leases signed within the U.S. portfolio, the average increase in contractual base rent was approximately 10.6 percent on a cash basis for the quarter. Including renewals for the same space which averaged 3.5 percent, the average increase was 5.1 percent. Occupancy for the U.S. portfolio was 92.2 percent at March 31, 2009.

Kimco’s U.S. shopping center portfolio is well diversified by tenants as well as geography. Home Depot, a BBB+/Baa1 credit rated by S&P and Moody’s respectively, is the REITs’ single largest tenant and accounts for only 3.3 percent of the company’s annualized base rent. Occupancy in the U.S. shopping center portfolio declined by 120 basis points in the first quarter due primarily to the bankruptcy and subsequent vacates of Circuit City and Value City totaling approximately 70 basis points. The company’s leasing pipeline remains active with approximately 423 leases (176 new and 247 renewals) under negotiation.

Investment Management Programs

The company realized fee income of $9.9 million from its investment management business in the first quarter of 2009. This included $8.2 million in management fees, $0.5 million in transaction-based fees and $1.2 million in other ongoing fees and excluding promoted income.

At quarter-end, the company had a total of 337 properties in investment management funds with 14 institutional partners.

Other Core Business

Preferred Equity, which provides capital to certain owners and operators of real estate, is comprised of core investments (retail real estate) and non-core investments (non-retail real estate). During the quarter, the company recognized an aggregate of $7.0 million of recurring income from these preferred equity investments. Kimco currently has approximately $532.0 million invested in 632 properties in its preferred equity program (which includes its net lease portfolio): 537 properties in the U.S. and 95 properties in Canada.

The company also provides loans to retailers, underwriting the value of the retailer’s underlying real estate as collateral. During the quarter, the company recognized approximately $4.0 million in recurring income and $2.0 million in transaction related income from these investments.

Non-Core Business

Kimco realized approximately $8.0 million in recurring income during the quarter from investments in its non-core portfolio. The company realized approximately $1.0 million from its various investments with Westmont Hospitality and $7.0 million from its investments in marketable securities.

Portfolio Overview

As of March 31, 2009, Kimco owned equity interests in 1,476 shopping center properties totaling 155 million square feet in the United States, Puerto Rico, Canada, Mexico and South America. This portfolio encompasses 430 consolidated shopping centers, 337 shopping centers in investment management programs, 154 other joint venture shopping centers and 21 development properties that together total 942 properties and 140 million square feet. This also includes 534 properties totaling 15 million square feet in the company’s preferred equity program.

At March 31, the company had interests in 125 retail properties totaling 16.5 million square feet in Canada. This is comprised of 51 shopping centers and 74 preferred equity investments. In Mexico, the company owned interests in 57 shopping centers totaling 12.7 million square feet comprised of 47 shopping centers and 10 properties under development. The company also has investments in 11 properties in Chile, three development projects in Brazil and one project in Peru.

2009 Guidance

The company’s core business objectives for 2009 are principally centered on the following:

1)	Source financing and execute select property and investment dispositions to minimize use of bank lines of credit;

2)	Focus on increasing long-term shareholder value through the ownership and management of neighborhood and community shopping centers; and

3)	Actively engage in the disposition of its non-core assets.

The company estimates FFO of $1.33 - $1.45 per diluted share for 2009. Estimated portfolio metrics include year-ending occupancy of approximately 90%, positive leasing spreads and same-property NOI between -2 to 0 percent. The guidance does not include any estimate for impairments. The company has provided further detail on guidance elements in its supplemental package available on its website.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call today, Thursday, April 30 at 10:00 a.m. Eastern Time. The call will include a review of the company’s first quarter 2009 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-316-1364. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 5024939. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of March 31, 2009, the company owned interests in 1,476 retail properties comprising 155 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended March 31,
	2009		2008

Revenues from Rental Properties	$193,895		$188,794

Rental Property Expenses:
Rent	3,286		3,211
Real Estate Taxes	24,353		23,359
Operating and Maintenance	31,170		27,364
	58,809		53,934

Net Operating Income	135,086		134,860

Income from Other Real Estate Investments	8,386		21,029
Mortgage Financing Income	4,125		3,896
Management and Other Fee Income	9,925		11,655
Depreciation and Amortization	(56,140)		(48,619)
	101,382		122,821

Interest, Dividends and Other Investment Income	7,921		21,989
Other (Expense) / Income, Net	(4,215)		3,882

Interest Expense	(46,516)		(53,961)
General and Administrative Expenses	(29,923)		(24,756)
	28,649		69,975

Benefit / (Provision) for Income Taxes	1,653		(9,410)

Equity in Income of Joint Ventures, Net	9,642		39,057

Gain on Sale of Development Properties,
Net of Tax of $971 and $1,612, respectively	1,457		2,418

Income from Continuing Operations	41,401		102,040

Discontinued Operations:
Income from Discontinued Operating Properties	18		4,716
Loss on Operating Properties Held for Sale/Sold, Net of Tax	(56)		-
Gain on Disposition of Operating Properties, Net of Tax	403		661
Income from Discontinued Operations	365		5,377

Gain on Transfer of Operating Properties (1)	26		-
Gain on Sale of Operating Properties, Net of Tax (1)	-		563
	26		563

Net Income	41,792		107,980

Net Income Attributable to Noncontrolling Interests (1)	(3,368)		(9,513)

Net Income Attributable to the Company	38,424		98,467

Preferred Dividends	(11,822)		(11,822)

Net Income Available to Common Shareholders	$26,602		$86,645

Per Common Share:
Income from Continuing Operations: (3)
Basic	$0.10		$0.33
Diluted	$0.10	(2)	$0.32	(2)
Net Income:
Basic	$0.10		$0.34
Diluted	$0.10	(2)	$0.34	(2)

Weighted Average Shares Outstanding for Net Income Calculations:
Basic	271,083		252,932
Diluted	271,158		255,916

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

(3)	Includes the net income attributable to noncontrolling interests related to discontinued operations of
$0 and $1,132 for the quarters ended March 31, 2009 and March 31, 2008, respectively.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2009		2008
Funds From Operations - "FFO"
Net Income	$41,792		$107,980
Net Income Attributable to Noncontrolling Interests	(3,368)		(9,513)
Gain on Disposition of Operating Prop., Net of Tax	(429)		(1,224)
Gain on Disposition of Joint Venture Operating Properties	-		(1,911)
Depreciation and Amortization	55,880		48,247
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	34,373		32,641
Unrealized Remeasurement of Derivative Instrument	1,379		-
Preferred Stock Dividends	(11,822)		(11,822)
Funds From Operations	$117,805		$164,398

Weighted Average Shares Outstanding for FFO Calculations:
Basic	271,083		252,932
Units	978		5,969
Dilutive Effect of Options	75		2,984
Diluted	272,136	(1)	261,885	(1)

FFO Per Common Share - Basic	$0.43		$0.65
FFO Per Common Share - Diluted	$0.43	(1)	$0.64	(1)

(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $300 and $2,644 for the three months ended March 31, 2009 and 2008, respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2009	2008
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,208,258 and $1,159,664, Respectively	$5,723,389	$5,690,277
Investments and Advances in Real Estate Joint Ventures	1,219,056	1,161,382
Real Estate Under Development	870,252	968,975
Other Real Estate Investments	563,087	566,324
Mortgages and Other Financing Receivables	175,859	181,992
Cash and Cash Equivalents	149,982	136,177
Marketable Securities	252,736	258,174
Accounts and Notes Receivable	109,141	97,702
Other Assets	329,467	336,144
Total Assets	$9,392,969	$9,397,147

Liabilities:
Notes Payable	$3,507,137	$3,440,818
Mortgages Payable	877,967	847,491
Construction Loans Payable	266,752	268,337
Dividends Payable	131,097	131,097
Other Liabilities	408,257	388,818
Total Liabilities	5,191,210	5,076,561
Redeemable Noncontrolling Interests	115,743	115,853

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,232,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 271,080,433 and
271,080,525 Shares, Respectively	2,711	2,711
Paid-In Capital	4,219,923	4,217,806
Cumulative Distributions in Excess of Net Income	(150,836)	(58,162)
	4,072,682	4,163,239
Accumulated Other Comprehensive Income	(210,663)	(179,541)
Total Stockholders' Equity	3,862,019	3,983,698
Noncontrolling Interests	223,997	221,035
Total Equity	4,086,016	4,204,733
Total Liabilities and Equity	$9,392,969	$9,397,147

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share (unaudited)

	Projected Range
	Full Year 2009
	Low	High
Projected diluted net income available to common shareholder
per common share	$0.42	$0.53

Unrealized remeasurement of derivative instrument	(0.01)	0.01

Projected depreciation & amortization	0.61	0.64
Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.38	0.40

Gain on disposition of operating properties	(0.04)	(0.07)
Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.03)	(0.06)

Projected FFO per diluted common share	$1.33	$1.45

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release. The guidance does not include any estimate for impairments.

CONTACT:
Kimco Realty Corporation
Barbara Pooley, 1-866-831-4297
senior vice president, finance & investor relations